Exhibit h(2)

SIERRA TOTAL RETURN FUND

FORM OF DISTRIBUTION AND SHAREHOLDER SERVICES PLAN (the “Plan”)

1.	FEES

1.         Distribution Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, Sierra Total Return Fund (the “Fund”) shall pay ALPS Distributors, Inc., the distributor of the Fund’s shares (the “Distributor”), a fee that will accrue at an annual rate, which amount may not exceed 75 basis points (0.75%) and 50 basis points (0.50%) per annum of the average daily net assets of Class T and Class I shares, respectively, of the Fund’s shares of beneficial interest (the “Shares”), as set forth in Schedule A under the heading “Distribution Fee”(the “Distribution Fee”). For the avoidance of doubt, the Distributor will reallow or allocate such Distribution Fee among other participating broker dealers and/or financial advisors, or as otherwise directed by the Fund, in accordance with the various agreements relating to the Fund’s offering of Shares, including, but not limited, the Distribution Agreement between the Fund and the Distributor, the Wholesale Marketing Agreement between the Distributor and SC Distributors LLC, and any Broker Dealer Selling Agreement between the Distributor and a participating broker dealer (collectively, the “Selling Agreements”).

2.          Shareholder Services Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 3 below, the Fund shall pay the Distributor a fee that will accrue at an annual rate, which amount may not exceed 25 basis points (0.25%) per annum of the average daily net assets of the shares of the respective class of the Shares, as set forth in Schedule A under the heading “Shareholder Services Fee” (the “Shareholder Services Fee”). For the avoidance of doubt, the Distributor will reallow or allocate such Shareholder Services Fee among other participating broker dealers and/or financial advisors, or as otherwise directed by the Fund, in accordance with the various agreements relating to the Fund’s offering of Shares, including, but not limited, the Selling Agreements.

3.          Calculation and Assessment. Distribution Fees and Shareholder Services Fees under this Plan will be calculated and accrued daily by the Fund and paid to the Distributor quarterly or at such other intervals as the Fund and the Distributor may agree.

2.	DISTRIBUTION SERVICES

The Fund may direct the allocation or reallocation of the fee set forth in Section 1.1 of this Plan to pay for services in connection with any activities undertaken or expenses incurred by the Distributor or its affiliates primarily intended to result in the sale of the Shares, which services may include, but are not limited to: (1) payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell the Shares pursuant to Selling Agreements; (2) compensation to, and expenses (including overhead and telephone expenses) of, brokers, dealers, financial institutions or others who sell the Shares ; (3) printing of prospectuses, statements of additional information and reports for other than existing shareholders; (4) preparation, printing and distribution of sales literature and advertising materials provided to the Fund’s shareholders and prospective shareholders; (5) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (6) provision of facilities to answer questions from prospective investors about Fund shares; (7) complying with federal and state securities laws pertaining to the sale of Fund shares; (8) assisting investors in completing application forms and selecting dividend and other account options; (9) providing of other reasonable assistance in connection with the distribution of Fund shares; (10) organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; and (11) such other distribution and service activities as the Fund determines may be paid for by the Fund pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the Investment Company Act of 1940, as amended (the “1940 Act”); provided that if the Securities and Exchange Commission determines that any of the foregoing services are not permissible under Rule 12b-1, any payments for such activities will automatically cease.

3.	SHAREHOLDER SERVICES DEFINED

The Distributor will reallow or allocate the fee set forth in Section 1.2 of this Plan to pay for expenses incurred by it in engaging third parties to provide individual services to the shareholders of any class of the Shares (“Shareholder Services”). Such Shareholder Services and related expenses relate to activities for which service fees may be paid as contemplated by the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), which are administrative support services, not primarily intended to result in the sale of Shares.  Such Shareholder Services include, but are not limited to: (i) responding to customer inquiries of a general nature regarding the Fund; (ii) crediting distributions from the Fund to customer accounts; (iii) arranging for bank wire transfer of funds to or from a customer's account; (iv) responding to customer inquiries and requests regarding Statements of Additional Information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; (v) forwarding prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares; (vi) assisting the Fund in establishing and maintaining shareholder accounts and records; (vii) assisting customers in changing account options, account designations and account addresses, and (viii) providing such other similar services as the Fund may reasonably request to the extent the an authorized service provider is permitted to do so under applicable statutes, rules, or regulations.

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4.	EFFECTIVENESS

This Plan has been approved by the vote of both (1) the Fund’s Board of Trustees (the “Board”), and (2) a majority of those trustees who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), and became effective August 18, 2016.

5.	TERM

This Plan will continue in full force and effect for a period of one year from the date hereof, and successive periods of up to one year thereafter, provided that each such continuance is approved by a majority of (1) the Board, and (2) the Independent Trustees.

6.	REPORTING REQUIREMENTS

The Distributor shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act. The Distributor shall provide to the Board, and the Independent Trustees will review and approve in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended under this Plan by the Adviser with the respect shares of the Fund and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

7.	TERMINATION

This Plan may be terminated without penalty at any time with the respective share class of the Shares by the vote of a majority of the Board, by the vote of a majority of the Independent Trustees, or by the vote of a majority of the outstanding Shares of the respective class of Shares.

8.	AMENDMENTS

This Plan may not be amended to increase materially the amount of compensation the Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for in Section 5 hereof, and such amendment is further approved by a majority of the outstanding Shares of the respective class of Shares, and no other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in Section 5 hereof.

9.	RECORDKEEPING

The Fund will preserve copies of this Plan (including any amendments thereto) and any related agreements, including the Selling Agreements, and all reports made pursuant to Section 6 hereof for a period of not less than 6 years from the date of this Plan, the first 2 years in an easily accessible place.

Adopted: August 18, 2016

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SIERRA TOTAL RETURN FUND

SCHEDULE A

SHARE CLASS	DISTRIBUTION FEE (expressed as a percentage of the average daily net assets of the shares of the applicable class of the Fund’s shares)	SHAREHOLDER SERVICES FEE (expressed as a percentage of the average daily net assets of the shares of the applicable class of the Fund’s shares)

Class T	0.75%	0.25%
Class A	—	0.25%
Class I	0.50%	0.25%